Exhibit 2.37

VIDEOTRON LTD. / VIDÉOTRON LTÉE

THIRD SUPPLEMENTAL INDENTURE

Dated as of May 2nd, 2011

Computershare Trust Company of Canada,

Trustee

THIRD SUPPLEMENTAL INDENTURE, dated as of May 2nd, 2011 (this “Third Supplemental Indenture”), by and among Videotron Ltd. / Vidéotron Ltée, a company continued under the laws of the Province of Québec (the “Company”), Jobboom Inc., a corporation incorporated under the laws of Canada (the “Additional Subsidiary Guarantor”) and Computershare Trust Company of Canada, as trustee (the “Trustee”), to the Indenture, dated as of January 13, 2010 (as supplemented by the supplemental indenture dated as of September 29, 2010 (the “First Supplemental Indenture”), by and among the Company, the person listed as an additional subsidiary guarantor on the signature page to the First Supplemental Indenture (the “First Additional Subsidiary Guarantor”) and the Trustee, and as further supplemented by the supplemental indenture dated as of December 22, 2010 (the “Second Supplemental Indenture”), by and among the Company, each person listed as a subsidiary guarantor on the signature pages to the Second Supplemental Indenture (collectively referred to as the “Second Additional Subsidiary Guarantors”), and the Trustee, the “Indenture”), by and among the Company, each person listed as a guarantor on the signature pages to the Indenture (collectively referred to as the “Original Subsidiary Guarantors”) and the Trustee.

WHEREAS, the Company, the Original Subsidiary Guarantors and the Trustee entered into the Indenture governing the Company’s 7 1/8% Senior Notes due January 15, 2020 (the “Notes”);

WHEREAS, Section 4.19 of the Indenture provides that under certain circumstances the Company shall cause a Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture providing for a Subsidiary Guarantee of the payment of the Notes by such Restricted Subsidiary;

WHEREAS, pursuant to the First Supplemental Indenture, the First Additional Subsidiary Guarantor provided for such a Subsidiary Guarantee;

WHEREAS, pursuant to the Second Supplemental Indenture, the Second Additional Subsidiary Guarantors provided for such Subsidiary Guarantees;

WHEREAS, the parties hereto are desirous of further supplementing the Indenture in the manner hereinafter provided for the purpose of providing a Subsidiary Guarantee by the Additional Subsidiary Guarantor in accordance with the terms of the Indenture;

WHEREAS, Section 9.01(5) of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture without the consent of any Holder to add additional guarantees with respect to the Notes; and

WHEREAS, all things necessary have been done to make this Third Supplemental Indenture a valid agreement of the Company, the Additional Subsidiary Guarantor and the Trustee, in accordance with its terms.

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises contained herein, the parties hereto mutually covenant and agree as follows:

1. Terms used in this Third Supplemental Indenture that are not defined herein shall have the meanings set forth in the Indenture.

2. The Additional Subsidiary Guarantor hereby agrees to provide an unconditional Subsidiary Guarantee on the terms and subject to the conditions and limitations set forth in the Indenture, including but not limited to Article 10 of the Indenture.

3. This Third Supplemental Indenture shall be construed as supplemental to the Indenture and shall form a part thereof, and the Indenture is hereby incorporated by reference herein and, as supplemented, modified and restated hereby, is hereby ratified, approved and confirmed.

4. This Third Supplemental Indenture shall be effective as of the date hereof. On and after the date hereof, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Third Supplemental Indenture unless the context otherwise requires.

5. Except as provided below, in the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Third Supplemental Indenture, the terms and conditions of this Third Supplemental Indenture shall prevail.

6. If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision of the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Third Supplemental Indenture is executed, the provision required by said Act shall control.

7. This Third Supplemental Indenture shall be governed and construed in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein. The parties hereby acknowledge that they have expressly required this Third Supplemental Indenture be drawn up in the English language only. Les parties reconnaissent avoir expressément demandé que la présente convention soit rédigé en anglais seulement.

8. This Third Supplemental Indenture may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Third Supplemental Indenture.

9. The recitals contained in this Third Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

COMPANY:

VIDÉOTRON LTÉE

By:	/s/ Chloé Poirier	By:	/s/ Christian Marcoux
	Name: Chloé Poirier		Name: Christian Marcoux
	Title: Treasurer		Title: Assistant Secretary

ADDITIONAL SUBSIDIARY GUARANTOR:

JOBBOOM INC.

By:	/s/ Chloé Poirier	By:	/s/ Christian Marcoux
	Name: Chloé Poirier		Name: Christian Marcoux
	Title: Treasurer		Title: Assistant Secretary

TRUSTEE:

COMPUTERSHARE TRUST COMPANY OF CANADA

By:	/s/ Fabienne Pinatel
Name: Fabienne Pinatel
Title: Gestionnaire fiduciare / Corporate Trust Officer

By:	/s/ Ekaterini Galouzis
Name: Ekaterini Galouzis
Title: Gestionnaire fiduciare adjointe/ Associate Trust Officer

Third Supplemental Indenture to 2010 Indenture